As filed with the Securities and Exchange Commission on March 15, 2016

Registration Statement No. 333-209584

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InfraREIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	75-2952822
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

(214) 855-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Benjamin D. Nelson

InfraREIT, Inc.

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

(214) 855-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

13,674,359 shares

Common Stock

This prospectus relates to possible issuance of 13,674,359 shares of our common stock to certain holders of units of limited partnership interest, or OP Units, in InfraREIT Partners, LP, which we refer to as our Operating Partnership, upon tender of those OP Units for redemption pursuant to their contractual rights under the Operating Partnership’s limited partnership agreement.

We are registering the issuance of the shares covered by this prospectus to permit unitholders to sell such shares without restriction in the open market should such holders elect to redeem their OP Units. However, the registration of such shares does not necessarily mean that any unitholders will elect to tender their OP Units for redemption or that, if any unitholders do elect to tender their OP Units for redemption, upon such redemption we will elect, in our sole discretion, to redeem the OP Units for shares of our common stock. We may, in our sole and absolute discretion, elect to redeem some or all OP Units from a tendering unitholder in exchange for cash rather than issuing shares of our common stock. We will incur expenses but we will not receive any cash proceeds from the issuance of shares of our common stock to unitholders who tender OP Units for redemption. We will, however, acquire OP Units from any such redeeming unitholders, which will consequently increase our percentage ownership interest in our Operating Partnership.

Our common stock is listed on the New York Stock Exchange under the symbol “HIFR.”

We are organized and we intend to continue to conduct our operations to qualify for taxation as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Shares of our common stock are subject to limitations on ownership and transfer that are intended, among other purposes, to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our capital stock, including, subject to certain exceptions, an ownership limit of 9.8%, in value or in number of shares, whichever is more restrictive, on the ownership of outstanding shares of our common stock and an ownership limit of 9.8% in value of the aggregate of the outstanding shares of all classes or series of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

Investing in our securities involves risks. You should carefully consider the risk factors that are described in the “Risk Factors” section beginning on page 4 of this prospectus and in any prospectus supplement before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 15, 2016.

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You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may issue, from time to time, up to 13,674,359 shares of our common stock upon redemption of up to 13,674,359 limited partnership interests, or OP Units, in InfraREIT Partners, LP, which we refer to as our Operating Partnership.

Any prospectus supplement may also add, update, or change information in this prospectus. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus and any prospectus supplements relating to the shares of common stock offered to you, together with the additional information described under the heading “Where You Can Find More Information,” carefully before investing in our common stock. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

As used in this prospectus, “we,” “us” and “our” and similar terms mean InfraREIT, Inc. and its subsidiaries, unless the context indicates otherwise.

ABOUT INFRAREIT, INC.

We are an externally managed real estate investment trust (REIT) that owns transmission and distribution (T&D) assets in Texas. We believe we are well positioned to take advantage of favorable trends in the T&D sector, including the replacement of aging assets and the construction of new assets to address growing energy demand. We believe our attractive REIT structure and focus on Texas and the southwestern United States, where we can leverage a proven track record of identifying, developing, constructing and acquiring critical infrastructure assets, provide us with a significant competitive advantage to execute our growth strategy. We lease our T&D assets to Sharyland Utilities, L.P. (Sharyland), a Texas based regulated electric utility, pursuant to leases that require Sharyland to make lease payments to us when our assets are placed in service. To support these lease payments, Sharyland delivers electric service and collects revenues directly from retail electric providers and distribution service providers, which pay rates approved by the Public Utility Commission of Texas.

We completed our initial public offering on February 4, 2015, and immediately thereafter we consummated certain reorganization transactions, as a result of which, among other things, we became the general partner of our Operating Partnership. All of our assets are held by, and all of our business activities, including all activities pertaining to the acquisition or disposition of properties, are conducted through the Operating Partnership, either directly or through its subsidiaries. Hunt Utility Services, LLC, a subsidiary of Hunt Consolidated, Inc. (Hunt), manages our day-to-day business, subject to oversight from our board of directors.

We are organized and we intend to continue to conduct our operations to qualify for taxation as a REIT for U.S. federal income tax purposes. As a REIT, we are subject to U.S. federal income tax, but we generally will not owe U.S. federal income tax on our REIT taxable income, including any net capital gains, that we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will owe U.S. federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may also be subject to some federal, state and local taxes on our income or property. In addition, the income of any taxable REIT subsidiary that we own will be subject to taxation at regular corporate rates. See “Material United States Federal Income Tax Considerations.”

We currently qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act) and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. To the extent that we utilize certain provisions available to us as an emerging growth company, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests. We have irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

Our principal executive offices are located at 1807 Ross Avenue, 4th Floor, Dallas, Texas 75201, and our phone number is (214) 855-6700. Our website is located at http://www.infrareitinc.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

For additional information as to our business, properties, and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain “forward-looking” statements. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on the current beliefs of our management as well as assumptions made by, and information currently available to, management. Words such as “may,” “will,” “anticipate,” “believe,” “expect,” “estimate,” “intend,” “project” and other similar phrases or expressions identify forward-looking statements.

These forward-looking statements are made based upon management’s intentions, beliefs, expectations or predictions of the future, which by their nature, involve known and unknown risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

We disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition, or results of operations could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to the Exchange of OP Units for Common Stock

The exchange of OP Units for our common stock is a taxable transaction.

The exchange of OP Units for shares of our common stock (which would occur following the tender of such OP Units for redemption if we elect to acquire such OP Units for shares of our common stock) will be treated for federal income tax purposes as a taxable sale of the OP Units by the limited partner making the exchange. A limited partner will recognize gain or loss for income tax purposes in an amount equal to the fair market value of the shares of our common stock received in the exchange of such OP Units, plus the amount of our Operating Partnership’s liabilities generally allocable to such OP Units, less the limited partner’s adjusted tax basis in such OP Units. The recognition of any loss resulting from an exchange of OP Units for shares of our common stock is subject to a number of limitations set forth in the Internal Revenue Code of 1986, as amended, or the Code. It is possible the amount of gain recognized, or even the income tax liability resulting from such gain, could exceed the value of the shares of our common stock received upon the exchange. In addition, an exchanging limited partner may have difficulty finding buyers for a substantial number of shares of our common stock in order to raise cash to pay any income tax liabilities associated with the exchange of our OP Units and may not receive a price for the shares of our common stock as great as the value of the OP Units at the time of the exchange. See “Material United States Federal Income Tax Considerations—Tax Consequences of Redemption.”

An investment in our common stock is different from an investment in OP Units.

If a limited partner receives shares of our common stock upon redemption of its OP Units, it will become one of our stockholders rather than a limited partner in our Operating Partnership. Although the nature of an investment in our common stock is similar to an investment in OP Units, there are also differences between ownership of OP Units and ownership of our common stock. These differences, some of which may be material to you, are discussed in “Redemption of Units—Comparison of the Rights, Privileges and Preferences of Ownership of OP Units and Common Stock.”

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the 13,674,359 shares of our common stock to unitholders who tender OP Units for redemption, but we will acquire OP Units in our Operating Partnership in exchange for any shares of our common stock that we may issue to a redeeming OP unitholder. Consequently, with each redemption of OP Units, our percentage ownership interest in our Operating Partnership will increase.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock and related provisions of our charter and bylaws. Although we believe that the following description covers the material terms of our capital stock, the description is only a summary and may not contain all of the information that is important to you. For a complete description, we refer you to the Maryland General Corporation Law (MGCL) and to our charter and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter authorizes us to issue up to 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Under our charter, our board of directors has the power, with approval of a majority of our entire board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue. As of February 17, 2016, 43,570,230 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

All shares of common stock offered pursuant to this prospectus will be duly authorized, fully paid and nonassessable. Stockholders are entitled to receive dividends when, as and if authorized by our board of directors and declared by us out of assets legally available for the payment of distributions. Stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock.

Subject to our charter restrictions on ownership and transfer of our stock, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of our common stockholders, including the election of directors. Except as otherwise provided with respect to any class or series of stock, our common stockholders will possess exclusive voting power. Cumulative voting in the election of directors is not permitted. Directors will be elected by a plurality of the votes cast at the meeting in which directors are being elected. This means that the holders of a majority of the outstanding shares of our common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Our common stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our capital stock. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which our common stockholders would not otherwise be entitled to exercise such rights. Subject to our charter restrictions on ownership and transfer of our stock, holders of shares of our common stock will initially have equal dividend, liquidation and other rights.

Preferred Stock

Our charter authorizes our board of directors, without stockholder approval, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series of preferred stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set the preferences, conversion or other rights, voting powers (including voting rights exclusive to such class or series), restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or other distributions or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests. As of the date of this prospectus, no shares of preferred stock are outstanding, and we have no present plans to issue any preferred stock.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors, without stockholder approval, to reclassify any unissued shares of our common or preferred stock into other classes or series of stock and establish the number of shares in each class or series and to set the preferences, conversion or other rights, voting powers (including voting rights exclusive to such class or series), restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

Our charter authorizes our board of directors, with the approval of a majority of our entire board of directors, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our common stockholders or otherwise be in their best interests. In addition, our issuance of additional shares of stock in the future could dilute the voting and other rights of your shares. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly or through certain constructive ownership rules by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the second half of a taxable year.

Our charter contains restrictions on the ownership and transfer of our stock that are intended, among other purposes, to assist us in complying with these and other REIT requirements and continuing to qualify as a REIT, among other purposes. Subject to certain exceptions, no person or entity may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock or more than 9.8% (in value) of the aggregate of the outstanding shares of all classes or series of our capital stock. Under our charter, the term “person” means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the Exchange Act).

Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock if such ownership would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT, (ii) owning shares of our capital stock to the extent such ownership would, at any time prior to January 1, 2020, result in 50% or more in value of our stock being owned, directly or indirectly, by persons who owned, at any time, directly or indirectly, 50% or more in value of the outstanding shares of InfraREIT, L.L.C. or (iii) transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code). Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on ownership and transfer, or who is the intended transferee of shares of our stock that are transferred to the trust (as described below), will be required to give written notice immediately to us or, in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance with the restrictions on ownership and transfer is no longer required for us to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) one or more persons from certain of the limits described above and may establish or increase an excepted holder limit for such person. The persons seeking an exemption must provide to our board of directors any such representations, covenants and undertakings as our board of directors may request in order to conclude that granting the exemption and/or establishing or increasing an excepted holder limit, as the case may be, will not cause us to fail to qualify as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service (IRS) or an opinion of counsel in order to determine that granting the exemption will not cause us to lose our qualification as a REIT. In connection with granting a waiver of the ownership limit or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit, subject to certain restrictions.

If shares of our stock are certificated, all such certificates will bear a legend referring to the restrictions described herein (or a declaration that we will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge).

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code), the transfer will be void and the proposed transferee will acquire no rights in the shares. If any transfer of shares of our stock would otherwise result in any person violating the ownership limits or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a charitable trust for the benefit of a charitable beneficiary and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the charitable trust would not be effective to prevent the violation of the foregoing restrictions, our charter provides that the transfer of that number of shares that would otherwise cause such violation will be void and the proposed transferee will acquire no rights in such shares. Shares of our capital stock held in the trust will be issued and outstanding shares of stock. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of stock held in the trust.

A trustee appointed by our board of directors will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (in the trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee must sell the shares to a person whose ownership of the shares will not violate the above ownership and transfer restrictions. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares (net of any commissions and other expenses). Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we accept, or our designee accepts, the offer, which we may reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares of our stock as discussed above.

Every beneficial owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of our capital stock, including shares of common stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner must also provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT. In addition, each beneficial or constructive owner of our capital stock and each person (including the stockholder of record) who is holding shares of our capital stock for a beneficial or constructive owner must, upon demand, provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

The restrictions on ownership and transfer described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our securities or might otherwise be in the best interests of our stockholders.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “HIFR.”

Transfer Agent and Registrar

Wells Fargo Shareowner Services serves as registrar and transfer agent for the common stock. The transfer agent’s address is Wells Fargo Shareowner Services, 110 Centre Point Curve, Suite 101, Mendota Heights, MN 55120-4100 and its telephone number is (800) 468-9716.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following describes certain material provisions of Maryland law applicable to us and of our charter and bylaws. The following description is only a summary. For a complete description, we refer you to the MGCL and to our charter and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Board of Directors

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. We currently have nine directors. Our charter provides for a staggered board of directors consisting of three classes. Directors of each class are elected for three-year terms and until their successors are duly elected and qualify. Each year one class of our directors will be elected by our stockholders. The Class I, Class II and Class III directors’ terms will expire at the annual meeting of stockholders in 2016, 2017 and 2018, respectively, and until their successors are duly elected and qualify. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult since at least two annual meetings of stockholders will generally be required to effect a change in a majority of our board of directors.

Pursuant to our charter, we have elected to be subject to the provisions of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of directors. Accordingly, except as may be provided by our board of directors in setting the terms of any class or series of stock, any and all vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director so elected to fill a vacancy will serve for the remainder of the full term in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Related Person Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation, firm or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely because of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the contract or transaction by a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to us.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter), and only by the affirmative vote of the holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on the board of directors, may preclude stockholders from (1) removing incumbent directors except for cause and upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder, or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by the board.

After the five-year prohibition, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our board of directors has adopted a resolution exempting, and consequently the five-year prohibition and the supermajority vote requirements will not apply to, any business combination between us and any other person, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance with the supermajority vote requirements and other provisions of the statute. However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any such acquisition.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors other than the person who has made or proposes to make the control share acquisition, an officer of the corporation or an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting and making an acquiring person statement (as described in the MGCL). If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved, or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless the corporation’s charter or bylaws provide otherwise. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors (if the board is classified) and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, except as may be provided by our board of directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) have a classified board, (2) require a two-thirds vote for the removal of any director from the board, which removal must be for cause, (3) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws and (4) require the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders in order to call a special meeting, unless called by the chairman of our board of directors, our lead director, if any, our chief executive officer, our president or our board of directors.

Stockholder Rights Plan

We do not have a stockholder rights plan.

Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a statutory share exchange or convert into another entity unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Further, all of our operating assets are held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders. Our charter provides that our stockholders generally will not be entitled to exercise statutory appraisal rights.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions; the classification of our board; supermajority vote and cause requirements for removal of directors; provisions that vacancies on our board of directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred; the power of our board of directors to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval; the restrictions on ownership and transfer of our stock; the requirement that stockholders holding at least a majority of our outstanding shares of common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders; and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL or the resolution of our board of directors opting out of the business combination provisions of the MGCL were repealed or rescinded, or if a business combination was not first approved by our board of directors, these provisions of the MGCL could have similar anti-takeover effects.

Amendment of Our Charter

Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our board of directors and approved by the affirmative vote of stockholders of a majority of all the votes entitled to be cast on the matter. However, our charter’s provisions regarding the removal of directors, and amendments to the vote required to amend these provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue.

Amendment of Our Bylaws

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Stockholders

Under our bylaws, an annual meeting of stockholders will be held each year at a date and time determined by our board of directors. A special meeting of stockholders may be called by our board of directors, the chairman of our board of directors, our lead director, if any, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or on such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors, (2) by a stockholder that has requested a special meeting for the purpose of electing directors in compliance with our bylaws and who has provided the information required by our bylaws or (3) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Corporate Opportunity

As permitted by the MGCL, our charter contains provisions that permit our directors and officers, and their affiliates (including individuals serving in such capacities who are also directors, officers and/or employees of Hunt and its affiliates), to compete with us, own any investments or engage in any business activities (including investments and business activities that are similar to our current or proposed investments or business activities) or buy, sell or trade any securities or commodities for their own accounts (including taking positions contrary to ours). Our charter provides that, to the maximum extent permitted by law, no such person will be liable to us or any stockholder by reason of the fact that the person participates in any such activity. Our charter also provides that, to the maximum extent permitted by law, none of our directors or officers, or their affiliates, are required to present any business opportunity to us unless the opportunity is expressly offered to such person in his or her capacity as a director or officer of us.

Limitation of Directors’ and Officers’ Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received by such director or officer, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct for indemnification.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any predecessor of us or any entity acquired by us or any partnership controlled by us, or an “acquired entity,” or any predecessor entity to an acquired entity in any of the capacities described above and to any employee or agent of our company or any predecessor of us or of any acquired entity or any predecessor of an acquired entity.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law.

Exclusive Forum for Certain Litigation

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of ours to us or to our stockholders, (c) any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the MGCL or the charter or these bylaws, or (d) any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our charter also provides that our board of directors may determine that compliance with the restrictions on ownership and transfer of our stock is no longer required for us to qualify as a REIT.

THE OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following describes the material provisions of the partnership agreement of our Operating Partnership, InfraREIT Partners, LP. The following description is only a summary. For a complete description, we refer you to the partnership agreement, a copy of which is available from us upon request. See “Where You Can Find More Information.”

General

We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our properties are owned by InfraREIT Partners, LP, a Delaware limited partnership. All of our assets are held by, and all of our business activities, including all activities pertaining to the acquisition or disposition of properties, are conducted through the Operating Partnership, either directly or through its subsidiaries. The Operating Partnership will be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT. We do not intend to list any OP Units on any exchange or any national market system.

InfraREIT, Inc. is the general partner of the Operating Partnership, and its limited partners are Hunt Transmission Services, L.L.C. and Electricity Participant Partnership, LLC (each of which is a subsidiary of Hunt); MC Transmission Holdings, Inc., or MC Transmission (which is an affiliate of Marubeni Corporation); and each of the directors of InfraREIT, Inc., other than David Campbell and Hunter L. Hunt. There are currently two types of OP Units outstanding: common units and profit interest partnership units (LTIP Units). LTIP Units are intended to qualify as “profits interests” under IRS Revenue Procedures 93-27 and 2001-43. As of February 17, 2016, there are 60,570,463 common units and 57,722 LTIP Units that are issued and outstanding.

Purpose, Business and Management

The Operating Partnership was formed for the purpose of conducting any business that may be lawfully conducted under the Delaware Revised Uniform Limited Partnership Act, or DRULPA. However, the Operating Partnership may not, without our specific consent, which we may give or withhold in our sole and absolute discretion, take, or refrain from taking, any action that, in our judgment, could adversely affect our ability to continue to qualify as a REIT.

As the sole general partner of the Operating Partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership. As a result, we have the sole ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancings, selection of tenants, a merger of the Operating Partnership or a sale of substantially all of the assets of the Operating Partnership. Although, as a practical matter, our ability to cause the Operating Partnership to engage in any of these activities is limited by applicable regulatory restrictions and by restrictions set forth in our leases or subsidiary governing documents, the Operating Partnership agreement does not contain any explicit restriction on our ability to do so. No limited partner, in its capacity as a limited partner, has any right to participate in or exercise control or management power over the Operating Partnership’s business and affairs. We may not be removed as the general partner of the Operating Partnership, with or without cause.

The partnership agreement does not impose any obligation on us to give priority to the interests of our stockholders or the interests of the limited partners of the Operating Partnership in deciding whether to cause the Operating Partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders and the limited partners, we will endeavor, in good faith, to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. We are not liable under the partnership agreement to the Operating Partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

Restrictions on General Partner’s Authority

Without the consent of all partners adversely affected or such lower percentage of the limited partnership interests as may be specifically provided for under a provision of the partnership agreement or DRULPA, we may not (i) take any action in contravention of an express prohibition or limitation of the partnership agreement, (ii) perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided in the partnership agreement or DRULPA or (iii) enter into any contract, mortgage, loan or other agreement that restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise the redemption right granted to it under the partnership agreement. Additionally, without the prior consent of the partners holding a majority of the OP Units (including OP Units held by us), we may not amend, modify or terminate the partnership agreement, except for certain amendments that we may approve without the approval or consent of any limited partner, described in “—Amendment of the Partnership Agreement.” We currently own a majority of the outstanding OP Units. In addition to any approval or consent required by any other provision of the partnership agreement, we may not, in our capacity as general partner of the Operating Partnership, amend the partnership agreement to take away any right under the partnership agreement of any limited partner that is personal to that limited partner and different from the rights of other partners or in a manner that would adversely affect any limited partner in a materially disproportionate manner compared to other partners without the consent of the affected limited partner.

Additional Limited Partners

In our capacity as the general partner of the Operating Partnership, we may cause the Operating Partnership to issue additional partnership interests and to admit additional limited partners to the Operating Partnership from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, without the approval or consent of any limited partner.

The Operating Partnership may issue common units and additional partnership interests in one or more additional classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including terms that may be senior or otherwise entitled to preference over the common units) as we may determine, in our sole and absolute discretion, without the approval of any limited partner.

Distributions

The Operating Partnership will make distributions at such times and in such amounts as we may determine. Distributions will be pro rata based on the number of OP Units held by each partner. However, we are required to make reasonable efforts to cause the Operating Partnership to make distributions in an amount sufficient to enable us to make distributions to our stockholders that will enable us to satisfy the requirements for qualification as a REIT and avoid any U.S. federal income or excise tax liability.

Allocations of Net Income and Net Loss

Net income of the Operating Partnership is allocated to us, as the general partner, and to the limited partners (including us) as follows:

•	first, 100% to us, as the general partner, to the extent that cumulative net losses previously allocated to us exceed the cumulative net income previously allocated to us;

•	second, 100% to the holders of any partnership interests that are entitled to any preference upon liquidation until the cumulative net income allocated hereunder equals the cumulative net losses allocated to such partners; and

•	thereafter, in accordance with the holders’ entitlement to distributions, as described in “—Distributions” above.

Net loss is generally allocated in the reverse order of net income. The allocations of taxable income and loss are subject to special rules and may differ from the allocation of net income or net loss.

Borrowing by the Operating Partnership

We may cause the Operating Partnership to borrow money and to issue and guarantee debt as we, acting in our capacity as the general partner of the Operating Partnership, deem necessary or desirable for the conduct of the activities of the Operating Partnership. Such debt may be secured by, among other things, mortgages, deeds of trust or liens on the properties of the Operating Partnership.

Reimbursements of Expenses; Transactions with Us and Our Affiliates

We do not receive any compensation for our services as the general partner of the Operating Partnership. The Operating Partnership must reimburse us for all amounts expended by us in connection with the ownership and operation of, or for the benefit of, the Operating Partnership, including expenses related to our operations and to the management and administration of any of our or the Operating Partnership’s respective subsidiaries.

Except as expressly permitted by the partnership agreement, the Operating Partnership may not, directly or indirectly, sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, any partner or any affiliate of the Operating Partnership (other than its subsidiaries) unless such transaction is on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third-party.

Exculpation and Indemnification of Us

The partnership agreement provides that neither we nor any of our officers, directors or stockholders, any limited partner or officer of the Operating Partnership or any person serving at the request of the Operating Partnership or us as an officer, director, trustee, employee or agent of any entity in which the Operating Partnership or we hold an investment (we refer to them collectively as Covered Persons) is liable to the Operating Partnership or any partner for (i) any act or omission performed or failed to be performed by such person, or for any losses, claims, costs, damages or liabilities (collectively, Losses) arising from such act or omission, provided that such Loss did not result from such person’s gross negligence, willful misconduct or fraud or any act or omission constituting a breach of such person’s duty of loyalty or good faith and fair dealing, (ii) any tax liability imposed on the Operating Partnership, provided that such tax liability did not result from such person’s gross negligence, willful misconduct or fraud or (iii) any Losses due to the negligence, dishonesty or bad faith of any agents of the Operating Partnership that are not Covered Persons or affiliates of any Covered Person, as long as such persons are selected with reasonable care.

In addition, the partnership agreement requires the Operating Partnership to indemnify each Covered Person against any Losses to which such Covered Person may become subject in connection with the business or affairs of the Operating Partnership or one of its direct or indirect subsidiaries or serving at the Operating Partnership’s or one of its direct or indirect subsidiaries’ request as a director, trustee, officer, partner, employee or agent of another entity, provided that such Loss did not result from such Covered Person’s gross negligence, willful misconduct or fraud or any act or omission constituting a breach of such Covered Person’s duty of loyalty or good faith and fair dealing. The Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Notwithstanding the foregoing, we are not entitled to indemnification by the Operating Partnership pursuant to the partnership agreement for any Loss for which we are obligated to indemnify the Operating Partnership under any other agreement between us and the Operating Partnership.

Fiduciary Responsibilities

Our directors have duties under applicable Maryland law to act in good faith, with a reasonable belief that their actions are in our best interests, with the care of an ordinarily prudent person in a like position under similar circumstances. At the same time, we, as the general partner of the Operating Partnership, have fiduciary duties to manage the Operating Partnership in a manner beneficial to the Operating Partnership and its partners. Our duties to the Operating Partnership and its limited partners, therefore, may come into conflict with the duties of our directors to us. We will be under no obligation to give priority to the interests of the limited partners of the Operating Partnership in deciding whether to cause the Operating Partnership to take or decline to take any actions and will not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions, provided that we have acted in good faith.

Tax Matters

Pursuant to the partnership agreement, as the general partner we are the tax matters partner of the Operating Partnership. Accordingly, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of the Operating Partnership.

Redemption Rights

Each limited partner of the Operating Partnership holding common units has the right, subject to certain terms and conditions set forth in the partnership agreement, to require the Operating Partnership to redeem all or a portion of the common units held by such limited partner in exchange for a cash amount equal to the number of tendered common units multiplied by the average price of a share of our common stock during a 10-day trailing period. For the common units our Operating Partnership issued on February 4, 2015 in connection with the closing of the initial public offering and certain reorganization transactions, such units became redeemable beginning on February 3, 2016 (except for the common units held by MC Transmission, which became redeemable beginning on August 4, 2015). For the common units our Operating Partnership issued after the closing of the initial public offering or that it may issue in the future, the redemption right is not available until the day before the one-year anniversary of the issuance of that common unit. This redemption right is not available with respect to any class of preferred units unless so provided in the applicable instrument establishing such class of preferred units. However, in lieu of causing the Operating Partnership to redeem such common units for cash, on or before the close of business on the tenth business day after we receive a notice of redemption (or the thirtieth business day if our shares are not publicly traded), we may, in our sole and absolute discretion, subject to the restrictions on the ownership and transfer of our common stock set forth in our charter, elect to acquire some or all of the common units subject to the redemption notice from the redeeming limited partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each common unit (subject to anti-dilution adjustments provided in the partnership agreement). Limited partners may not exercise redemption rights, however, if and to the extent that the delivery of shares upon such exercise would result in any person violating the ownership and transfer restrictions set forth in our charter.

Transferability of General Partner Interest

We, as general partner, may not transfer all or any portion of our interest in the Operating Partnership, whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise, unless:

•

we transfer all of our interest in the Operating Partnership in connection with a merger, consolidation or other combination of our or the Operating Partnership’s assets with another entity, a sale of all or substantially all of our or the Operating Partnership’s assets not in the ordinary course of the Operating Partnership’s business or a reclassification, recapitalization or change of any outstanding shares of our stock or other outstanding equity interests (each, a Termination Transaction) in a manner described in the next paragraph; (b) such transfer is to an affiliate of us, including any “qualified REIT subsidiary”

within the meaning of Section 856(i)(2) of the Code; or (c) the limited partners consent to such transaction;

•	the transferee is admitted as a general partner pursuant to the terms of the partnership agreement;

•	the transferee assumes, by operation of law or express agreement, all of the obligations of the general partner under the partnership agreement with respect to such transferred interest; and

•	the transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of the partnership agreement with respect to the interest so acquired and the admission of such transferee as the general partner.

We may not, without the consent of the limited partners, transfer all of our interest in the Operating Partnership in connection with a Termination Transaction, unless:

•	in connection with which all partners (other than InfraREIT, Inc.) who hold OP Units either will receive, or will have the right to receive, for each OP Unit an amount of cash, shares of our common stock or other securities paid to a holder of one share of our common stock in consideration of one share of our common stock pursuant to the terms of such transaction; provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units shall be given the option to exchange its OP Units for the amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described above) and (2) sold, tendered or exchanged pursuant to the offer, the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	all of the following conditions are met: (A) substantially all of the assets directly or indirectly owned by the surviving entity are owned directly or indirectly by the Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Operating Partnership, (B) the limited partners that held OP Units immediately prior to the consummation of such transaction own a percentage interest of the surviving entity based on the relative fair market value of the net assets of the Operating Partnership and the other net assets of the surviving entity immediately prior to the consummation of such transaction; (C) the rights, preferences and privileges in the surviving entity of such limited partners are at least as favorable as those in effect with respect to the OP Units immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving entity; and (D) the rights of such limited partners include a redemption right similar to that currently offered under our partnership agreement, or, if the ultimate controlling person of the surviving entity has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and the shares.

Term

The term of the Operating Partnership will continue until terminated in the following circumstances:

•

unless consented to by all partners of the Operating Partnership, the general partner makes an assignment for the benefit of creditors; files a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; or seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the general partner or of all or any substantial part of its properties, in each case unless within 90 days after the withdrawal the partners (including the general partner) who hold more than 50% of the percentage interests of the OP Units (a “majority in interest”) consent in writing to continue the business of the Operating Partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner;

•	the incapacity or dissolution of the general partner;

•	an election to dissolve the Operating Partnership made by the general partner that is approved by the holders of at least a majority of the then-outstanding OP Units;

•	entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of DRULPA;

•	the sale of all or substantially all of the assets and properties of the Operating Partnership for cash or for marketable securities;

•	a good faith determination by the general partner that dissolution of the Operating Partnership is necessary or desirable to avoid any material adverse consequences to the Operating Partnership, us, our board of directors or our officers as a result of any law applicable to a regulated entity; or

•	a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to or at the time of the entry of such order or judgment, a majority in interest of the remaining partners agree in writing to continue the business of the Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner.

Amendment of the Partnership Agreement

Amendments to the partnership agreement may only be proposed by the general partner. Except as described below and amendments requiring the consent of each affected partner described in “—Restrictions on General Partner’s Authority,” amendments to the partnership agreement generally must be approved by the consent of the general partner and the partners holding a majority of the OP Units (including OP Units held by us). We currently own a majority of the outstanding OP Units.

Notwithstanding the foregoing, we have the power as the general partner of the Operating Partnership, without the consent of the limited partners, to amend the partnership agreement to facilitate or implement any of the following purposes:

•	to add to our obligations as general partner or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•	to reflect the admission, substitution or withdrawal of partners, the transfer of any partnership interest, or the termination of the Operating Partnership in accordance with the partnership agreement;

•	to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal, state or local agency or contained in federal, state or local law;

•	to change the name of the Operating Partnership, the location of the principal place of business of the Operating Partnership or the registered agent or registered office of the Operating Partnership;

•	to effect a change that, in the sole discretion of the general partner, is necessary or appropriate to qualify or continue the qualification of the Operating Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the general partner to ensure that the Operating Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	to effect a change in the fiscal year or taxable year of the Operating Partnership and any changes that, in the sole discretion of the general partner, are necessary or appropriate as a result of a change in the fiscal year or taxable year of the Operating Partnership;

•	to adopt an amendment that is necessary, in the opinion of counsel to the Operating Partnership, to prevent the Operating Partnership or the general partner or its directors or officers from in any manner being subjected to the provisions of the 1940 Act or the Investment Advisers Act of 1940, as amended;

•	to take actions contemplated by the partnership agreement to cure any consequences or otherwise remediate the effects of an event causing the assets of the Operating Partnership to be deemed “plan assets” under applicable Department of Labor regulations or to prevent any material consequences arising from an investment in the Operating Partnership by an investor that is a regulated entity or the treatment of the Operating Partnership or the general partner as a fiduciary under any law applicable to such regulated entity;

•	to adopt any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone, including creating a new class or series of limited partner interests;

•	to reflect such actions as may be necessary or appropriate to avoid the Operating Partnership’s assets being treated for any purpose of Employee Retirement Income Security Act of 1974, as amended (ERISA) or section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any “plan” subject to section 4975 of the Code (or any corresponding provisions of succeeding law) or to avoid the Partnership’s engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code; and

•	to effect any other amendments of a nature substantially similar to the foregoing.

REDEMPTION OF UNITS

The following describes the material terms of the redemption provisions set forth in the partnership agreement of our Operating Partnership. The following description is only a summary. For a complete description, we refer you to the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” For purposes of this section, references to “we,” “our,” “us” and “our company” refer to InfraREIT, Inc. alone and not its subsidiaries.

On February 4, 2015, we completed our initial public offering. Immediately following the closing of the offering, we consummated certain reorganization transactions as a result of which, among other things, InfraREIT, L.L.C. merged with and into InfraREIT, Inc., with InfraREIT, Inc. surviving as the general partner of our Operating Partnership. On March 9, 2015, additional reorganization transactions, including the conversion of InfraREIT stock and OP Units, were effected by operation of law pursuant to our charter and the terms of the Operating Partnership’s partnership agreement. As a result of these reorganization transactions, the Operating Partnership issued 13,663,095 common units to a subsidiary of Hunt (10,166,525 of which were issued upon the conversion on a one-for-one basis of Class A OP Units held prior to the initial public offering), MC Transmission was issued 3,325,874 common units and the 11,264 LTIP Units held by two of our directors prior to the initial public offering were converted on a one-to-one basis to common units. Of the 13,663,095 OP Units owned by Hunt, 1,543,445 of such OP Units are held for the benefit of current and former employees and service providers.

Redemption Right

Pursuant to the partnership agreement, limited partners, other than us, have redemption rights, which enable them to cause our Operating Partnership to redeem their OP Units in exchange for cash or, at our option, for shares of our common stock on a one-for-one basis, as described in “The Operating Partnership and the Partnership Agreement—Redemption Right.” Redemptions will generally occur on the tenth business day after a limited partner submits an irrevocable notice to our Operating Partnership of the intention to be redeemed. Each limited partner must submit for redemption at least 1,000 OP Units or, if such limited partner holds fewer than 1,000 OP Units, all the OP Units owned by such limited partner. The number of shares of our common stock issuable upon redemption of OP Units held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	be prohibited under the restrictions on ownership and transfer of shares of our common stock specified in our charter;

•	be prohibited under applicable federal or state securities laws or regulations;

•	result in our being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary) of ours, our Operating Partnership’s or a partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or

•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

In each case, such restrictions apply regardless of whether we would in fact assume and satisfy the redemption right with shares of our common stock. We, as the sole member of the general partner of the Operating Partnership, may, in our sole and absolute discretion, waive any of these restrictions.

Comparison of the Rights, Privileges and Preferences of Ownership of OP Units and Common Stock

Generally, the nature of an investment in our common stock is similar in several respects to an investment in OP Units of our Operating Partnership. Holders of our common stock and unitholders generally receive the same distributions and generally share in the risks and rewards of ownership in our business conducted through our Operating Partnership. However, there are differences between ownership of OP Units and ownership of our common stock, some of which may be material to investors. See “Description of Capital Stock,” “The Operating Partnership and the Partnership Agreement” and “Certain Provisions of Maryland Law and Our Charter and Bylaws.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our company and this offering of our common stock. For purposes of this section under the heading “Material United States Federal Income Tax Considerations,” references to “we,” “our” and “us” mean only InfraREIT, Inc. and its predecessor, InfraREIT, L.L.C., and not its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, administrative interpretations and practices of the IRS, and court decisions, in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change.

We hold a private letter ruling from the IRS that provides that T&D systems qualify as real estate assets and the rent therefrom generally constitutes qualifying rental income. We are entitled to rely upon this ruling for those assets that fit within the scope of the ruling only to the extent that (i) we have the legal and contractual rights described therein and are considered to be the same taxpayer as, or are treated for tax purposes as the successor to, the taxpayer that obtained the ruling, (ii) we did not misstate or omit in the ruling request a relevant fact and (iii) we continue to operate in the future in accordance with the relevant facts described in such request. No assurance can be given that we will always be able to operate in the future in accordance with the relevant facts described in such request. Moreover, we have not requested a ruling from the IRS that we otherwise qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. If successful, IRS challenges could result in significant tax liabilities for applicable parties.

This discussion does not comment on all federal income tax matters affecting us or our stockholders. Moreover, the summary does not discuss any state, local or non-U.S. tax consequences associated with the purchase, ownership, or disposition of our common stock or our election to be taxed as a REIT. Accordingly, you are urged to consult, and depend on, your own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences to you of the purchase, ownership or disposition of our common stock.

Tax Consequences of Redemption

If you exercise your right to tender your OP Units for redemption, the partnership agreement provides that our Operating Partnership may redeem those OP Units for cash. Alternatively, InfraREIT, Inc. may elect to assume directly and satisfy your redemption right by purchasing directly from you some or all of the OP Units submitted for redemption by the payment of cash or delivery of shares of our common stock. As explained below, the federal income tax consequences of your exercise of your right to tender your OP Units for redemption will depend, in part, on whether we, or the Operating Partnership, redeem those OP Units for cash or common stock. Because the specific tax consequences to you will depend on your specific circumstances, you are strongly urged to consult your tax advisor regarding the specific federal, state and local tax consequences of tendering your OP Units for redemption.

Tax Treatment of Redemption of OP Units

If we purchase OP Units tendered by you for redemption, the partnership agreement provides that the redemption will be treated by us and you as a sale of the OP Units by you to us. In that event, such sale will be fully taxable to you, and you will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the common stock received in connection with the redemption plus the amount of Operating Partnership liabilities allocable to your redeemed OP Units at the time of the redemption. If our Operating Partnership instead decides to redeem OP Units submitted for redemption for cash that is funded or contributed by InfraREIT, Inc., the redemption likely would be treated for tax purposes as a sale of such OP Units in a fully taxable transaction, although the matter is not free from doubt. In that event, you would be treated as realizing an amount equal to the sum of the cash plus the amount of any of Operating Partnership liabilities allocable to the redeemed OP Units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below. See “—Tax Treatment of Disposition of OP Units Generally.”

If our operating partnership chooses to redeem OP Units by paying cash that is not contributed by InfraREIT, Inc., the tax consequences would be the same as described in the previous paragraph, except that if our Operating Partnership redeems less than all of the OP Units held by you, you would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash received in connection with the redemption plus the amount of any Operating Partnership liabilities allocable to the redeemed OP Units exceeded your adjusted tax basis in all of such OP Units immediately before the redemption.

Tax Treatment of Disposition of OP Units Generally

If an OP Unit is redeemed in a manner that is treated as a sale of the OP Units, or you otherwise dispose of an OP Unit (other than in a transaction that is treated as a redemption for tax purposes), the determination of gain or loss from such sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the adjusted tax basis in such OP Unit. Upon the sale of an OP Unit, the “amount realized” will be measured by the sum of the cash and fair market value of other property received plus the amount of any operating partnership liabilities allocable to the OP Unit sold. Your adjusted tax basis will also include the amount of any operating liabilities allocable to the OP Units sold, as well as by any amount paid or contributed by you for the OP Units sold, and will have been increased by any income and gain, and reduced by any distributions and losses, previously made or allocated to you with respect to the OP Units. To the extent that the amount realized exceeds your basis in the OP Unit disposed of, you will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property received upon such disposition.

Except as described below, any gain recognized upon a sale or other disposition of OP Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of an OP Unit that is attributable to your share of the “unrealized receivables” of our Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in our Operating Partnership’s income, your allocable share of any rights held by the Operating Partnership to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if our Operating Partnership had sold its assets at their fair market value at the time of the transfer of an OP Unit. In addition, a portion of the capital gain recognized on a sale or other disposition of OP Units may be subject to tax at a maximum rate of 25% to the extent attributable to accumulated depreciation on our “section 1250 property,” or depreciable real property.

Taxation of the Company

General

We will elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2015. We believe that we have been organized and operated in a manner that allows us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and to operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure To Continue To Qualify.”

In connection with the filing of this registration statement, Baker Botts L.L.P. will render an opinion to us to the effect that, commencing with our taxable year ending December 31, 2015, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2015 and subsequent taxable years. It must be emphasized that this opinion will be based on customary assumptions and certain representations made by us as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers and representations made by Hunt-InfraREIT, L.L.C. in a factual certificate provided by one or more officers of Hunt-InfraREIT, L.L.C. In addition, this opinion will be based upon our factual representations set forth in this registration statement. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Baker Botts L.L.P. on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy those requirements. Further, the anticipated federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Baker Botts L.L.P. has no obligation to update its opinion subsequent to the date of such opinion. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “—Failure To Continue To Qualify.”

Provided we qualify for taxation as a REIT, we generally will receive a deduction for dividends paid to our stockholders, and our taxable income generally will be eliminated to the extent such deductible dividends equal or exceed our taxable income. We will, however, be required to pay federal income tax as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed “real estate investment trust taxable income,” as defined under Section 857 of the Code (REIT taxable income), including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	We will be required to pay a 4% nondeductible excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our common stock.

•	If we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business (other than dispositions excepted under a statutory safe harbor).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, due to reasonable cause and not due to willful neglect, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our initial tax basis in the asset is less than the fair market value of the asset on the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. The IRS has issued Treasury Regulations which generally exclude from the application of this built-in gains tax any gain from the sale of property we acquire in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code. These Treasury Regulations apply to such transactions occurring on or after August 2, 2013, but taxpayers may elect to apply the Treasury Regulations to transactions that occurred before this date but after January 2, 2002. See “—Tax Liabilities and Attributes Inherited from Other Entities.”

•	Our subsidiaries that are C corporations, including any potential “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

•	We will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income.” See “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income is income from the underpricing of services by our taxable REIT subsidiaries to us in contexts where the services are unrelated to services to our tenants.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests regarding the nature of its income and assets and the amount of its distributions that are more particularly described below in “—Gross Income Tests,” “—Asset Tests” and “—Annual Distribution Requirements.”

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust. As a result, REIT shares owned by an entity that is not an “individual” are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself. Similarly, REIT shares held by a qualified pension plan or profit-sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust. Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity’s qualification for taxation as a REIT. However, as discussed below in “—Taxation of Tax-Exempt Stockholders,” if a REIT is a “pension-held REIT,” each qualified pension plan or profit-sharing pension trust owning more than 10% of the REIT’s shares by value generally may be taxed on a portion of the dividends it receives from the REIT.

We believe that we have been organized, have operated and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our common stock is contained in the discussion in this prospectus under the heading “Description of Capital Stock—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure To Continue To Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Finally, if InfraREIT, L.L.C. failed to meet the REIT requirements and we were deemed to be a successor to InfraREIT, L.L.C., we would be prohibited from re-electing REIT status for the four taxable years following the year during which InfraREIT, L.L.C. ceased to qualify as a REIT, unless certain relief provisions of the Code applied. We would be considered a successor if at any time during the taxable year the persons who own, directly or indirectly, 50% or more in value of our outstanding shares of stock owned, at any time during the first taxable year for which InfraREIT, L.L.C.’s REIT election terminated, 50% or more of the value of InfraREIT, L.L.C.’s outstanding shares. Those persons who at any time have owned InfraREIT, L.L.C.’s outstanding shares collectively will own less than 50% of our outstanding stock after the IPO and Merger and related transactions. Accordingly, we do not believe we are a successor to InfraREIT, L.L.C. See “Certain Tax Considerations Related to the 2015 Merger of InfraREIT, L.L.C. Into Us” below.

Gross Income Tests

We must satisfy two annual gross income requirements to qualify as a REIT:

•	At least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property or on interests in real property (including pledges of equity interest in certain entities holding real property), including “rents from real property” (as defined in the Code), interest on obligations adequately secured by mortgages on real property, dividends from other qualifying REITs, gains from the sale or other disposition of real property, stock and debt instruments of other qualifying REITs (other than “nonqualified publicly offered REIT debt instruments” as defined in Section 856(c)(5)(L)(ii) of the Code) and mortgages on real property, interest and dividends on certain types of temporary investment and other specified types of income; and

•	At least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) for each taxable year must be derived from the sources specified in the preceding paragraph, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, generally will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

•

We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property.

In addition, we are generally permitted to employ an independent contractor from whom we derive no revenue, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide services to our tenants, without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”

We generally do not intend, and as the sole general partner of our Operating Partnership do not intend to permit our Operating Partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income for purposes of applying the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or (3) prior hedges (described in clauses (1) or (2)) of liabilities or property that have been extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions will likely be treated as gross income that is not qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent any of our potential taxable REIT subsidiaries pay dividends, such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if (i) following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and (ii) our failure to meet these tests was due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income

Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the general partner of our Operating Partnership, we intend to cause our Operating Partnership to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning its properties and to make occasional sales of the properties as are consistent with our investment objective. We do not intend, and do not intend to permit our Operating Partnership or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales, if any, made by our Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. In addition, this 100% excise tax also applies to the underpricing of services by our taxable REIT subsidiaries to us in contexts where those services are unrelated to services to our tenants.

If a taxable REIT subsidiary of ours provides services to our tenants, we intend to set the fees paid to any such taxable REIT subsidiary for such services at arm’s length rates, although the fees paid may not satisfy the safe- harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets:

•	At least 75% of the values of our total assets must be represented by cash or cash items (including certain receivables), U.S. government securities, “real estate assets” (including interests in real property, interests in mortgages on real property or on interests in real property, ancillary personal property to the extent that rents attributable to such personal property are treated as rents from real property in accordance with the rules discussed above in “—Gross Income Tests,” shares in other qualifying REITs and debt instruments issued by “publicly offered REITs” as defined in Section 562(c)(2) of the Code) and/or, in cases where we raise new capital through stock or long-term (maturity of at least five years) debt offerings, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital (the 75% asset test).

•	Not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities that are qualifying assets under the 75% asset test.

•

Except for those securities that are qualifying assets under the 75% asset test and securities of taxable REIT subsidiaries, not more than 5% of the value of our total assets may be represented by securities of any one issuer, we may not own more than 10% of the total vote or, subject to certain limited exceptions, 10% of the total value of the outstanding securities of any one issuer.

•	Not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by stock or other securities of taxable REIT subsidiaries.

•	Not more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments” as defined in Section 856(c)(5)(L)(ii) of the Code.

If we fail to satisfy one or more asset tests at the end of any quarter, we may nevertheless continue to qualify as a REIT if we satisfied all of the asset tests at the close of the preceding calendar quarter and the discrepancy between the value of our assets and the asset test requirements is due to changes in the market value of our assets and not caused in any part by our acquisitions of non-qualifying assets. Furthermore, if we fail to satisfy any of the asset tests at the end of any calendar quarter without curing such failure within thirty days after the end of such quarter, we would fail to qualify as a REIT unless we are eligible for certain relief provisions described below.

Under one relief provision, we would continue to qualify as a REIT if our failure to satisfy the 5% asset test or one of the 10% asset tests is due to our ownership of non-qualifying assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10 million and we disposed of such assets (or otherwise met such assets tests) within six months after the end of the quarter in which the failure was identified (or the period of time prescribed by Treasury Regulations to be issued). If we fail to satisfy any one or more of the asset tests for a particular quarter but do not qualify under the relief provision described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following identification of the failure, we filed a schedule with a description of each asset that caused the failure; (ii) the failure is due to reasonable cause and not willful neglect; (iii) we disposed of the non-qualifying asset (or otherwise met the relevant asset test) within six months after the end of the quarter in which the failure was identified (or the period of time prescribed by Treasury Regulations to be issued); and (iv) we paid a penalty tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we disposed of the asset (or otherwise cured the asset test failure). We cannot predict, however, whether in all circumstances we would be entitled to the benefit of these relief provisions. If we fail to satisfy any of the asset tests and do not qualify for the relief provision, we will lose our REIT status, which would have a material adverse effect on us.

We have maintained and will continue to maintain records of the value of our assets to document our compliance with the above asset tests and intend to take actions as may be required to cure any failure to satisfy the tests within thirty days after the close of any quarter or within the six month periods described above. Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes, including such partnership’s or limited liability company’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. In contrast, for purposes of the distribution requirements discussed below in “—Annual Distribution Requirements,” we must take into account as a partner our share of the partnership’s income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the Code. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership and Subsidiary Partnerships and Limited Liability Companies.”

We have control of our Operating Partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described above.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code or other entities that are otherwise disregarded as separate from their owner under applicable Treasury Regulations. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary or other disregarded entity is not treated as a separate entity from us, and all assets, liabilities and items of income, gain, loss, deduction and credit of such an entity are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described herein, any qualified REIT subsidiaries and other disregarded entities we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary or other disregarded entity is not subject to federal income tax, and our ownership of the stock and securities of such an entity will not violate the restrictions on ownership of securities, as described above under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We may acquire securities in taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation, other than a REIT, in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation that is separate from the parent REIT and the taxable REIT subsidiary’s assets, liabilities and items of income, deduction and credit are generally not imputed to the parent REIT for purposes of the REIT qualification requirements described in this summary. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Annual Distribution Requirements

In order to maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount equal to at least (i) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain, and generally reduced by specific corporate-level taxes that we pay (e.g., taxes on built-in gains)), plus (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (iii) the excess of the sum of certain items of non-cash income, over 5% of our REIT taxable income.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate, or in the following taxable year if (i) such distributions are declared in October, November or December, payable to stockholders of record on a specified date in any one of those months and actually paid during January of such following year or (ii) such distributions are declared before we timely file our federal income tax return for such year and paid on or before the first regular dividend payment after such declaration, and we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as paid in the prior year.

To the extent we do not distribute all of our net capital gain (less any applicable capital loss carryovers) or at least 90%, but less than 100%, of our REIT taxable income (less any applicable carryovers), as adjusted, we will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Moreover, if we fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain net income for such year (other than long-term capital gain we elect to retain and treat as having been distributed to stockholders), and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our Operating Partnership will authorize us, as the sole general partner of our Operating Partnership, to take such steps as may be necessary to cause our Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges, and because of certain net operating loss carryovers, included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or we may pay part of the distribution in kind by distributing additional shares of our stock.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Continue To Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than by violating a gross income or asset test for which relief is otherwise available as described above, we would retain our REIT qualification if the failure is due to reasonable cause and not willful neglect and if we pay a penalty of $50,000 for each such failure. We cannot predict, however, whether in all circumstances we would be entitled to the benefit of this relief provision.

If our election to be taxed as a REIT is revoked or terminated (e.g., due to a failure to meet the REIT qualification tests without qualifying for any applicable relief provisions), we would be liable for tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates (for all open tax years beginning with the year our REIT election is revoked or terminated), and distributions to stockholders would not be deductible by us, nor would they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income (except to the extent such dividends are eligible for the qualified dividends rate generally available to non-corporate holders), and subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction. In addition, we would be prohibited from re-electing REIT status for the four taxable years following the year during which we ceased to qualify as a REIT, unless certain relief provisions of the Code applied. We cannot predict, however, whether we would be entitled to such relief.

Tax Aspects of Our Operating Partnership and Subsidiary Partnerships and Limited Liability Companies

General

All of our investments will be held indirectly through our Operating Partnership. We will own all of the general partner interests in our Operating Partnership and we will be the sole general partner of our Operating Partnership. In addition, our Operating Partnership will hold certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe will be treated as disregarded entities or partnerships for federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities that are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of the Company.”

Entity Classification

Our interests in our Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as disregarded entities (or partnerships). For example, an entity that would otherwise be treated as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that our Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of the Company—Asset Tests” and “—Gross Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Taxation of the Company—Failure To Continue To Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our Operating Partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe our Operating Partnership will be treated as a partnership for federal income tax purposes, and each of its subsidiary partnerships and limited liability companies will be treated as disregarded entities or partnerships for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction

A partnership agreement (or, in the case of a limited liability company treated as a partnership for federal income tax purposes, the limited liability company agreement) will generally determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. See “The Operating Partnership and the Partnership Agreement—Allocations of Net Income and Net Loss” for a summary of certain allocation provisions in the partnership agreement of our Operating Partnership. Our Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our Operating Partnership may, from time to time, acquire interests in property in exchange for interests in our Operating Partnership. In that case, the tax basis of these property interests will generally carry over to our Operating Partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement will require that, if our Operating Partnership is treated as a partnership for federal income tax purposes, income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships (including a limited liability company treated as a partnership for federal income tax purposes) with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our Operating Partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of the Company—Requirements for Qualification as a REIT” and “—Taxation of the Company—Annual Distribution Requirements.”

Any property acquired by our Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Tax Liabilities and Attributes Inherited from Other Entities

We have previously acquired, and from time to time we may acquire, C corporations or assets of C corporations in transactions in which the basis of the corporations’ assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporations, or carry-over basis transactions.

In the case of assets we acquire from a C corporation in a carry-over basis transaction, if we dispose of any such asset in a taxable transaction (including by deed in lieu of foreclosure) during the five-year period beginning on the date of the carry-over basis transaction, then we will be required to pay tax at the highest regular corporate tax rate on the gain recognized to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date of the carry-over basis transaction. The foregoing result with respect to the recognition of gain assumes that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our stockholders.

Our tax basis in the assets we acquire in a carry-over basis transaction may be lower than the assets’ fair market values at the time of such acquisition. This lower tax basis could cause us to have lower depreciation deductions and more gain on a subsequent sale of the assets, and to have a correspondingly larger required distribution of income or gain to our stockholders, than would be the case if we had directly purchased the assets in a taxable transaction.

In addition, in such a carry-over basis transaction, we will succeed to any tax liabilities and earnings and profits of the acquired C corporation. To qualify as a REIT, we must distribute any such earnings and profits by the close of the taxable year in which such transaction occurs. Any adjustments to the acquired corporation’s income for taxable years ending on or before the date of the transaction, including as a result of an examination of the corporation’s tax returns by the IRS, could affect the calculation of the corporation’s earnings and profits. If the IRS were to determine that we acquired earnings and profits from a corporation that we failed to distribute prior to the end of the taxable year in which the carry-over basis transaction occurred, we could avoid disqualification as a REIT by using “deficiency dividend” procedures. Under these procedures, we generally would be required to distribute any such earnings and profits to our stockholders as a dividend within 90 days of the determination and pay a statutory interest charge at a specified rate to the IRS. Such a distribution would be in addition to the distribution of REIT taxable income necessary to satisfy the REIT distribution requirement.

In 2010, we acquired Cap Rock Holdings Corporation, a C corporation, in a stock purchase and then merged Cap Rock Holdings Corporation into the Company. This transaction was treated as a carry-over basis transaction and, thus, we would be subject to the built-in gains tax referred to above if we were to dispose of the assets of

Cap Rock Holdings Corporation within five years of such acquisition. Moreover, Cap Rock Holdings Corporation had non-REIT earnings and profits prior to such acquisition. As a result, prior to such acquisition, Cap Rock Holdings Corporation made a special distribution to its shareholders in an amount intended to constitute all of its accumulated earnings and profits. We believe that the special distribution satisfied the requirements relating to the distribution of any C corporation accumulated earnings and profits. However, the determination of the amount of Cap Rock Holdings Corporation’s accumulated earnings and profits that was required to be distributed prior to our acquisition involved a complex factual and legal determination. Moreover, there are substantial uncertainties relating to the computation of accumulated earnings and profits generally, including the possibility that the IRS could, in auditing tax years of Cap Rock Holdings Corporation prior to our acquisition, successfully assert that Cap Rock Holdings Corporation’s accumulated earnings and profits was higher than we calculated, or that Cap Rock Holdings Corporation’s taxable income should be increased for other reasons due to such an audit. Thus, it is possible that the IRS could disagree with our calculation of Cap Rock Holdings Corporation’s accumulated earnings and profits and assert that Cap Rock Holdings Corporation failed to distribute the full amount of its earnings and profits. In such a circumstance, Cap Rock Holdings Corporation would be obligated to indemnify us against any losses or claims. Moreover, it is uncertain whether we would be able to cure any such failure by complying with the procedures for paying a “deficiency dividend.” If the IRS were to successfully assert that we or Cap Rock Holdings Corporation failed to distribute all of Cap Rock Holdings Corporation’s accumulated earnings and profits and we were not able cure any such failure by complying with the procedures for paying a “deficiency dividend,” such failure could result in a loss of our REIT status.

Certain Tax Considerations Related to the 2015 Merger of InfraREIT, L.L.C. Into Us

On February 4, 2015, InfraREIT, L.L.C. was merged with and into us. We believe that InfraREIT, L.L.C. was organized and operated in a manner that allowed it to qualify for taxation as a REIT under the Code commencing with the taxable year ended December 31, 2010 and through the closing of the merger. However, no ruling from the IRS was requested and no opinion of counsel was rendered regarding InfraREIT, L.L.C.’s qualification for taxation as a REIT. If InfraREIT, L.L.C. failed to qualify as a REIT, it would have been required to pay U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As the successor-in-interest to InfraREIT, L.L.C., we would be required to pay any of InfraREIT, L.L.C.’s unpaid income tax liabilities (plus any interest and penalties imposed thereon).

In addition, to qualify as a REIT, any C corporation earnings and profits (i.e., earnings and profits accumulated in a non-REIT year) we were to acquire from InfraREIT, L.L.C. would have to have been distributed as of the close of the taxable year in which we acquired such earnings and profits. We believe that InfraREIT, L.L.C at all relevant times qualified as a REIT. However, if it failed to qualify as a REIT, it could have material earnings and profits accumulated in a non-REIT year. See “—Tax Liabilities and Attributes Inherited from Other Entities.”

Also, if we acquire any asset from a corporation that is or has been a C corporation (including InfraREIT, L.L.C., if it failed to qualify as a REIT) in a transaction in which the basis of the asset in our hands is less than the fair market value of the asset, in each case determined at the time we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. See “—Tax Liabilities and Attributes Inherited from Other Entities.” Provided InfraREIT, L.L.C. always qualified to be taxed as a REIT, as we believe to be the case, these rules would not apply to our disposition of the assets of InfraREIT, L.L.C. acquired by us in the Reorganization.

If InfraREIT, L.L.C. failed to qualify as a REIT and we are considered a “successor” to InfraREIT, L.L.C. under applicable Treasury Regulations, we would be ineligible to elect REIT status for the four taxable years following the year in which InfraREIT, L.L.C. ceased to qualify as a REIT. However, we would be considered a “successor” for these purposes only if, among other requirements, persons who own, directly or indirectly, 50% or more in value of our shares at any time during the taxable year ending after the Merger occurred owned, directly or indirectly, 50% or more in value of the shares of InfraREIT, L.L.C. during the first year in which it ceased to qualify as a REIT. We believe that we are not properly considered a “successor” to InfraREIT, L.L.C. for purposes of such provisions.

U.S. Federal Income Tax Considerations for Our Common Stockholders

The following summary describes the principal federal income tax considerations to you of purchasing, owning and disposing of our common stock. This summary assumes you hold shares of our common stock as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders” below);

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	partnerships, pass-through entities and persons holding our common stock through a partnership or other pass-through entity;

•	stockholders subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	stockholders who receive common stock through the exercise of employee stock options or otherwise as compensation;

•	non-U.S. governments and international organizations;

•	non-U.S. stockholders that are passive foreign investment companies or controlled foreign corporations;

•	broker-dealers or dealers in securities or currencies;

•	U.S. expatriates;

•	persons holding our common stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	a “qualified shareholder” (as defined in Section 897(k)(3)(A) of the Code and which generally includes certain types of non-U.S., publicly-traded, qualified collective investment vehicles);

•	a “qualified foreign pension fund” (as defined in Section 897(l)(2) of the Code) or any entity wholly owned by a qualified foreign pension fund; or

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar.

If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If you are an individual, corporation, estate or trust that holds shares of our common stock and you are not a U.S. stockholder, you are a “non-U.S. stockholder.”

If a partnership or other entity treated as a partnership for federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares of our common stock are encouraged to consult their tax advisors.

Taxation of Taxable U.S. Stockholders

Distributions Generally

Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends, distributions attributable to dividends received from our taxable REIT subsidiaries and certain amounts that have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. stockholders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. stockholders, including individuals.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder. This treatment will reduce the U.S. stockholder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends and Retention of Capital Gains

Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as capital gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. See “—Tax Rates.” U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for federal income tax purposes) would be adjusted accordingly, and a U.S. stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it; and

•	increase the adjusted tax basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock

If a U.S. stockholder sells or disposes of shares of our common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. stockholder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the U.S. stockholder has held such common stock for more than one year. However, if a U.S. stockholder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us that were required to be treated as long-term capital gains.

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is currently 25% for capital gain dividends attributable to depreciation recapture on real property and 20% of all other capital gains and capital gain dividends, (2) “qualified dividend income” is currently 20%, and (3) all other dividend income is currently 39.6%. However, dividends payable by REITs are not eligible for the 20% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” The maximum tax rate for U.S. stockholders that are corporations is 35% for ordinary income and capital gains.

Medicare Tax on Unearned Income

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts exempt from such tax, will generally be subject to an additional 3.8% tax on the lesser of (i) the U.S. person’s “net investment income” for a taxable year or (ii) the excess of the U.S. person’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include interest, dividends (including dividends paid by us), annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business, and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Foreign Accounts

Certain payments made to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our common stock and the effective date of such provision. See “—Taxation of Non-U.S. Stockholders—Foreign Accounts.”

Information Reporting and Backup Withholding

We are required to report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our shares generally should not be unrelated business taxable income, or UBTI, to a tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain pension trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain pension trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our common stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing federal income taxation of the purchase, ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of our common stock, including any tax return filing and other reporting requirements.

Distributions Generally

Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of U.S. real property interests, or USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under many treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business will generally not be subject to withholding but will be subject to federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to federal income tax. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold federal income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

•	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN or Form W-8BEN-E evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s U.S. trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted tax basis of the stockholder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. stockholder’s adjusted tax basis in such common stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that the non-U.S. stockholder makes required filings with the IRS.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests

Under the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA), a distribution made by us to a non-U.S. stockholder, to the extent that it is attributable to gains from dispositions of USRPIs held by us directly, by lower-tier REITs, or through pass-through subsidiaries (USRPI capital gains), will, except as discussed below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax on the amount of a distribution at a rate currently equal to 35% to the extent the distribution is attributable to USRPI capital gains. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability. Distributions subject to FIRPTA may also be subject to a branch profits tax at 30% (or a lower treaty rate) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying USRPI asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are attributable to dispositions by that REIT of assets other than USRPIs are generally not subject to U.S. income or withholding tax.

A capital gain dividend by us that would otherwise have been treated as a USRPI capital gain will not be subject to FIRPTA (or generally treated as income that is effectively connected with a U.S. trade or business), and will instead be treated the same as an ordinary dividend from us (see “—Distributions Generally” above), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. stockholder does not own more than 10% of that class of stock at any time during the one-year period ending on the date on which the capital gain dividend is received. We expect that our stock will continue to be treated as regularly traded on an established securities market following this offering; however, we can provide no assurance that our stock will continue to be regularly traded on an established securities market in future taxable years.

Dispositions of Our Stock

Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation,” or USRPHC, will constitute a USRPI. We are, and expect that we will continue to be, a USRPHC. Our stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. persons. A person who at all relevant times holds less than 5% of a REIT’s stock that is regularly traded on an established securities market in the U.S. is deemed to be a U.S. person in making the determination of whether a REIT is domestically controlled unless the REIT has actual knowledge that the person is not a U.S. person. We believe that we are currently a domestically controlled qualified investment entity and, therefore, the sale of our stock by a non-U.S. stockholder should not be subject to taxation under FIRPTA. Because our stock will be publicly-traded, however, no assurance can be given that we will continue to be a domestically controlled qualified investment entity.

In the event that we do not constitute a domestically controlled qualified investment entity, a non-U.S. stockholder’s sale or other disposition of our stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (2) the selling non-U.S. stockholder held 10% or less of our outstanding stock of that class at all times during a specified testing period. As noted above, we believe that our stock will continue to be treated as regularly traded on an established securities market following this offering.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and, if shares of our stock were not “regularly traded” on an established securities market or if the purchased stock (together with stock acquired in related transactions) exceeded 10% of our outstanding stock of that class, the purchaser of the stock would be required to withhold 15% of the purchase price and remit such amount to the IRS. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date. The preceding sentence shall not apply to a non-U.S. stockholder if the non-U.S. stockholder did not own more than 5% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1) of the preceding sentence and the class of stock is “regularly traded,” as defined by applicable Treasury Regulations.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain, subject to reduction or elimination by an applicable income tax treaty.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN, Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a U.S. person.

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Specifically, a 30% withholding tax will be imposed on U.S. source payments, such as dividends on our shares, and the gross proceeds from the disposition of such shares paid to (1) a foreign financial institution (as such term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are non-U.S. entities that have U.S. owners) and satisfies other requirements (or otherwise qualifies for an exemption from these rules), and (2) specified other non-financial foreign entities unless such an entity either provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements (or otherwise qualifies for an exemption from these rules). An intergovernmental agreement between the United States and an applicable non-U.S. country may modify such requirements. The IRS and the U.S. Treasury Department have released regulations and other guidance that provide for the phased implementation of the tax, pursuant to which the tax applies to dividends paid with respect to our stock, and will apply to proceeds from the sale, exchange or other taxable disposition of shares of our stock occurring after December 31, 2018. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in our shares.

Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and an investment in our common stock.

PLAN OF DISTRIBUTION

This prospectus relates to our issuance of up to 13,674,359 shares of our common stock if, and to the extent, holders of 13,674,359 OP Units issued in our reorganization transactions elect to tender their OP Units for redemption and we elect to redeem those OP Units by issuing shares of our common stock.

We will not receive any cash proceeds from the issuance of our common stock to unitholders who tender OP Units for redemption. However, we will acquire OP Units from the redeeming limited partners in exchange for the common stock, which will consequently increase our percentage ownership interest in our Operating Partnership. The registration of the common stock pursuant to this prospectus does not necessarily mean that any unitholders will elect to tender their OP Units for redemption or that, if any unitholders do elect to tender their OP Units for redemption, upon such redemption we will elect, in our sole discretion, to redeem the OP Units for shares of our common stock.

All costs, expenses and fees in connection with the registration of the shares of common stock covered by this prospectus will be borne by us.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly, and current reports and other information with the SEC. You may read and copy any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding us. The SEC’s web site is at http://www.sec.gov.

We also make available free of charge on our internet website at http://www.infrareitinc.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference in this prospectus the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 3, 2016;

•	Our Current Reports on Form 8-K filed with the SEC on January 4, 2016, February 11, 2016 and March 10, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on January 28, 2015, and any subsequent amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until all offerings under this shelf registration statement are terminated. Further, all documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, and that are deemed “filed” with the SEC, shall be deemed to be incorporated by reference into this prospectus.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

InfraREIT, Inc.

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

Attention: Investor Relations

Telephone: (214) 855-6700

LEGAL MATTERS

Certain legal matters in connection with the securities offered in this registration statement, including certain tax matters, will be passed upon for us by Baker Botts L.L.P., Dallas, Texas. Venable LLP, Baltimore, Maryland, will pass upon the validity of the shares of our common stock offered hereby and certain other matters under Maryland law.

EXPERTS

The consolidated financial statements of InfraREIT, Inc. and subsidiaries appearing in InfraREIT, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Sharyland Utilities, L.P. and subsidiaries appearing in InfraREIT, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Amount to be Paid
SEC registration fee		$26,756
Printing expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Miscellaneous			*

TOTAL	$		*

*	These fees and expenses depend upon the number of issuances and the amount of securities offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

The Maryland General Corporation Law (MGCL) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Registrant’s charter and bylaws provide for indemnification of its officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received by such director or officer, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct for indemnification.

The Registrant’s charter authorizes the Registrant to obligate itself, and the Registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of the Registrant who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the Registrant and at its request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party, or witness in, to the proceeding by reason of his or her service in that capacity.

The Registrant’s charter and bylaws also permit it to indemnify and advance expenses to any individual who served any predecessor of the Registrant or any entity acquired by the Registrant or any partnership controlled by it, or an “acquired entity,” or any predecessor to an acquired entity in any of the capacities described above and to any employee or agent of the Registrant or any predecessor of the Registrant or of any acquired entity or any predecessor of an acquired entity.

The Registrant has entered into indemnification agreements with each of its directors and executive officers that obligate the Registrant to indemnify and advance expenses to them to the maximum extent permitted by Maryland law. The indemnification agreements provide that, if a director or executive officer is a party or is threatened to be made a party to or a witness in any proceeding by reason of his or her service as a director, officer, employee or agent of the Registrant or as a director, officer, partner, managing member, manager, fiduciary, employee, agent or trustee of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at the Registrant’s request, the Registrant must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements also require the Registrant to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by the Registrant of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of the Registrant.

Item 16. Exhibits.*

Exhibit Number	Description

3.1	Articles of Restatement of the Registrant (filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K dated March 9, 2015 and filed March 10, 2015 and incorporated herein by reference).

3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.5 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed December 31, 2014 and incorporated herein by reference).

4.1	Form of Certificate of Common Stock of the Registrant (filed as Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 filed January 20, 2015 and incorporated herein by reference).

5.1**	Opinion of Venable LLP as to the legality of the securities being registered.

8.1**	Opinion of Baker Botts L.L.P. relating to tax matters.

10.1	Third Amended and Restated Agreement of Limited Partnership of InfraREIT Partners, LP, dated as of March 10, 2015, by and among the Registrant, Hunt-InfraREIT, L.L.C. and the other persons whose names are set forth on the partner registry as limited partners (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated March 9, 2015 and filed March 10, 2015 and incorporated herein by reference).

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Venable LLP (contained in Exhibit 5.1).

23.3**	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1).

24.1**	Powers of Attorney (included on the signature page of the initial filing of the registration statement).

*	Filed herewith.
**	Previously filed.

Item 17. Undertakings.

(1)	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(3)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(4)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on March 15, 2016.

INFRAREIT, INC.

By:	/s/ Benjamin D. Nelson
Name:	Benjamin D. Nelson
Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* W. Kirk Baker	Chairman of the Board of Directors	March 15, 2016

* David Campbell	President, Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2016

* Brant Meleski	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	March 15, 2016

* Hunter L. Hunt	Director	March 15, 2016

* John Gates	Director	March 15, 2016

* Storrow M. Gordon	Director	March 15, 2016

* Trudy A. Harper	Director	March 15, 2016

* Harold R. Logan, Jr.	Director	March 15, 2016

* Harvey Rosenblum	Director	March 15, 2016

* Ellen C. Wolf	Director	March 15, 2016

*By:	/s/ Benjamin D. Nelson
Benjamin D. Nelson
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Articles of Restatement of the Registrant (filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K dated March 9, 2015 and filed March 10, 2015 and incorporated herein by reference).

3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.5 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed December 31, 2014 and incorporated herein by reference).

4.1	Form of Certificate of Common Stock of the Registrant (filed as Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 filed January 20, 2015 and incorporated herein by reference).

5.1**	Opinion of Venable LLP as to the legality of the securities being registered.

8.1**	Opinion of Baker Botts L.L.P. relating to tax matters.

10.1	Third Amended and Restated Agreement of Limited Partnership of InfraREIT Partners, LP, dated as of March 10, 2015, by and among the Registrant, Hunt-InfraREIT, L.L.C. and the other persons whose names are set forth on the partner registry as limited partners (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated March 9, 2015 and filed March 10, 2015 and incorporated herein by reference).

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Venable LLP (contained in Exhibit 5.1).

23.3**	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1).

24.1**	Powers of Attorney (included on the signature page of the initial filing of the registration statement).

*	Filed herewith.
**	Previously filed.